Exhibit 10.12E

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of July 1, 2011 by and between CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership (“Landlord”), and PANDORA MEDIA, INC., a California corporation (“Tenant”), with reference to the following facts:

R E C I T A L S

A.                                    Landlord and Tenant entered into that certain Office Lease dated as of July 23, 2009, as amended by that certain First Amendment to Lease dated as of April 13, 2010, that certain Second Amendment to Lease dated June 16, 2010, that certain Third Amendment to Lease dated as of December 15, 2010 and that certain Fourth Amendment to Lease dated March 10, 2011 (collectively, the “Lease”), pursuant to which Tenant leases certain premises (the “Premises”) consisting of 54,300 rentable square feet on the fifteenth (15th) floor, sixteenth (16th) and eighteenth (18th) floor of the Building located 2101 Webster Street, Oakland, California (the “2101 Webster Building”), which is part of the office project known as “Center 21” comprised of (i) the 2101 Webster Building, (ii) the building located at 2100 Franklin Street, Oakland, California (the “2100 Franklin Building”; and together with the 2101 Webster Building the “Buildings”), (iii) a subterranean parking garage underneath the Buildings, and (iv) a multi-story parking structure located at 2353 Webster Street (collectively, the “Project”).

B.                                    Pursuant to the Fourth Amendment to Lease, Landlord granted to Tenant a license to temporarily use approximately 2,000 square feet on the 18th floor of the 2101 Webster Building consisting of a portion of Suite 1875 (“Suite 1875”), and granted to Tenant a right to expand the Premises to include all or a portion of Suite 1875 on a month-to-month basis.

C.                                    Tenant has elected to terminate its temporary license and exercise its rights under the Fourth Amendment to Lease to expand the Premises to include a portion of Suite 1875 consisting of 4,462 square feet, as depicted on the attached Exhibit A. (the “Expansion Space”).

D.                                    Landlord has agreed to the foregoing on the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows (capitalized terms used but not defined herein shall have the meaning given them in the Lease):

A G R E E M E N T

1.                                      Incorporation of Recitals.  Recitals A through D above are incorporated herein by reference.

2.                                      Suite 1875.  Commencing on July 1, 2011 and continuing until terminated by either Landlord or Tenant on not less than thirty days prior written notice, Tenant shall lease the

Expansion Space in addition to the Premises.  Except as otherwise provided in this Amendment, the Expansion Space shall be leased by Tenant on the terms and conditions set forth in the Lease. Commencing on July 1, 2011, (a) all references in the Lease to the Premises shall include the Expansion Space, and (b) Tenant shall pay $11,155.00 per month as Base Rent for the Expansion Space (based on $2.50 per rentable square foot), provided that the Expansion Space shall not be considered for the purpose of determining Tenant’s Proportionate Share

3.                                      Possession; As-Is Condition.  Tenant acknowledges that it has accepted the Expansion Space in its “as-is, where is” condition.  Tenant hereby acknowledges that there are no agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements therein and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space.  Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space, except as expressly provided in this Amendment.

4.                                      No Further Expansion Rights. The parties acknowledge that Tenant’s expansion rights under Paragraph 5 of the Fourth Amendment to Lease have expired and said Paragraph 5 is no longer of any force or effect.

5.                                  Brokers.  Landlord and Tenant each warrant and represent to the other that it has not employed or dealt with any real estate broker or finder in connection with this Amendment, and that it knows of no real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with this Amendment.  Landlord and Tenant each agree to indemnify, defend and hold the other harmless from and against any and all claims demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through, or under the indemnifying party in connection with this Amendment.

6.                                      Status of Lease.  Except as amended by this Amendment, the Lease remains unchanged, and, as amended by this Amendment, the Lease is in full force and effect.

7.                                      Counterparts.  This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same Amendment.  In addition, properly executed, authorized signatures may be transmitted via facsimile and upon receipt shall constitute an original signature.

8.                                      Entire Agreement.  There are no oral or written agreements or representations between the parties hereto affecting the Lease not contained in the Lease or this Amendment.  The Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements, and understandings, if any, made by, to, or between Landlord and Tenant and their respective agents and employees with respect to the subject matter thereof, and none shall be used to interpret, construe, supplement or contradict the Lease, including any and all amendments thereto.  The Lease, and all amendments thereto, shall be considered to be the only agreement between the parties hereto and their representatives and agents.  To be effective and binding on Landlord and Tenant, any amendment, revision, change or modification to the provisions of the Lease must be in writing and executed by both parties.

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IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first set forth above.

“Tenant”:

PANDORA MEDIA, INC.,
a California corporation

By:
Name:
Its:

“Landlord”:

CIM/OAKLAND CENTER 21, LP,
a Delaware limited partnership

By:	CIM/Oakland Office Properties GP, LLC,
its general partner

By:
Avraham Shemesh
Treasurer

EXHIBIT A

EXPANSION SPACE